Exhibit 23.3

                          Independent Auditors' Consent




The Board of Directors
Radcom Limited
12 Hanechoshet Street
Tel Aviv 69710
Israel


We consent to the incorporation by reference in the Registration Statement (File No. 333-115475) on Amendment No.2 to the Form F-3/A of Radcom Ltd. of our report dated January 21, 2003, with respect to the balance sheet of Radcom (UK) Ltd. as of December 31, 2002 and the related statement of operations, changes in shareholders' equity and cash flows for the year then ended, which report appears in the December 31, 2003 Annual Report on Form 20-F of Radcom Ltd.


/s/ Blick Rothenberg
---------------------------
Firm name
Blick Rothenberg

November 23, 2004